EXHIBIT 99

Contact:                        Diane Huggins

Vice President, Communications

(615) 920-7651

Diane.Huggins@lpnt.net

Evans Named Lead Director of LifePoint Health Board

Brentwood, Tenn. — June 4, 2015 — LifePoint Health (NASDAQ:LPNT) today announced that Richard H. (Dick) Evans has been named Lead Director of the Company’s Board of Directors.

“We are fortunate to be able to have Dick serve in the important role of Lead Director,” said William F. Carpenter III, Chairman and Chief Executive Officer of LifePoint Health. “Dick’s strategic guidance has contributed greatly to the success of our company.  With his capable leadership, we expect the Company to continue its advancement as an industry leader in the future.”

Evans brings decades of executive level management experience and expertise to his new role. He has been the chairman of Evans Holdings, LLC, a real estate investment and real estate services company, since April 1999. Previously, he served as chief executive officer of Huizenga Sports and Entertainment Group, Madison Square Garden Corporation, and Radio City Music Hall Productions. He also was chief operating officer of Gaylord Entertainment Company and chief operating officer and corporate director of Florida Panther Holdings, Inc.  He began his career at The Walt Disney Company.

Evans, who has served on the Company’s Board of Directors since 2000, also serves as a member of the board of directors of TharpeRobbins Company, an employee recognition company, and Tokyo Joe’s, Inc., a restaurant chain, and is a member of the business advisory board of Gridiron Capital, LLC, a private equity firm.  Evans is a limited partner in Gridiron Strategic Partners Fund.  Previously, he also served as a member of the board of governors of the National Basketball Association, the National Hockey League, Major League Baseball, and the National Football League.  He is also a former director of Genesco, Inc. (NYSE:GCO), a specialty retailer, and Bass Pro Shops, an outdoor specialty retailer, and a former member of the board of trustees of the University of Denver.

In the role of Lead Director, Evans replaces Owen G. (Bob) Shell Jr., whose term as a director ended at the conclusion of the Company’s regular meeting of the Board of Directors on June 3, 2015, after 13 years of service.  During Shell’s tenure, he served as Chairman from 2005 to 2010 and as Lead Director since December 2010.

“On behalf of LifePoint, I want to thank Bob Shell for his many years of service and extraordinary contributions to our company,” added Carpenter.  “LifePoint made tremendous advances during Bob’s tenure, and we are deeply grateful for his thoughtful leadership and dedicated service.  I especially appreciate his support as Lead Director, which has been invaluable to me in my role as Chairman.”

Along with this change, the chairs of three of the Board’s four standing committees also changed. The Compensation Committee will be chaired by John E. Maupin Jr., the Corporate Governance and Nominating Committee will be chaired by Marguerite W. Kondracke, and the Quality Committee will be chaired by Reed V. Tuckson. The Audit and Compliance Committee will continue be chaired by Gregory T. Bier.

About LifePoint Health

LifePoint Health is a leading healthcare company dedicated to Making Communities Healthier®.  Through its subsidiaries, it provides quality inpatient, outpatient and post-acute services close to home. LifePoint owns and operates community hospitals, regional health systems, physician practices, outpatient centers, and post-acute facilities in 20 states. It is the sole community healthcare provider in the majority of the non-urban communities it serves. More information about the company can be found at www.LifePointHealth.net. All references to “LifePoint,” “LifePoint Health” or the “Company” used in this release refer to LifePoint Health, Inc. or its affiliates.